Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
Richard Beckman, M.D. (“You”) and Adverum Biotechnologies, Inc. (“Adverum” or the “Company”) (collectively, the “Parties”) have agreed to enter into this Separation Agreement and General Release of Claims (“Agreement”) on the following terms.
1.Separation. You hereby resign your employment, and the Company hereby accepts such resignation, effective June 1, 2023 (“Separation Date”). On the Separation Date, the Company will pay you all earned salary and other compensation accrued through the Separation Date. You acknowledge and agree that Adverum does not owe you any further compensation or benefits after the Separation Date except as set forth in this Agreement. This includes (without limitation) any severance benefits, whether under your employment agreement, Change in Control and Severance Agreement, or otherwise.
You agree, within five (5) days after the Separation Date, to submit expense reports for all business expenses you incurred during your employment, along with receipts or other supporting documentation. The Company will reimburse you for all valid business expenses in accordance with the Company’s standard expense reimbursement policies.
2.Return of Property. Pursuant to Paragraph 9 of your Employee Proprietary Information and Invention Assignment Agreement (“Confidentiality Agreement”) that you entered into with the Company upon hire, you must execute the Termination Certificate attached as Schedule B to your Confidentiality Agreement. Your signature on your Termination Certificate constitutes your certification that by the Separation Date, you have returned all documents and property provided to you by the Company, including but not limited to your Company issued laptop and other electronic and/or storage devices, all office files and all electronic files. Company electronic files stored on any of your personal storage devices, including cloud storage, shall be archived by you on the Company’s network and deleted from all personal devices. Any Company-issued laptop and all other Company-issued electronic and/or storage devices shall be returned with all files intact. Notwithstanding the foregoing, you may retain Company property that is necessary for you to perform the consulting services described in Exhibit A.
3.Consulting Agreement. If you sign this Agreement, then the Company will engage you as a consultant under the terms of the Consulting Agreement attached hereto as Exhibit A.
4.Equity Awards. You currently hold various Company equity awards that were granted to you during your employment (the “Equity Awards”). The Equity Awards will continue to vest during the Term of the Consulting Agreement (as defined therein). Your Equity Awards shall continue to be governed in all respects by the applicable stock or equity plan and all applicable grant notices and agreements.

5.General Release and Waiver of Claims.
(a)Release. In exchange for the consideration provided in this Agreement, you and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (the “Releasors”) hereby forever generally and completely release and discharge the Company, its parents, predecessors, subsidiaries and affiliates, all current and former directors, officers, partners (both general and limited), employees and agents of the Company, its parents, subsidiaries and affiliates (the “Released Parties”), of and from any and all claims, demands, obligations, liabilities, complaints, causes of action, charges and debts of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, asserted or unasserted, and in particular of and from all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual, consequential and exemplary, past, present and future, arising out of or in any way related to employment, agreements, events, acts or conduct at any time prior to and including the date you execute this Agreement, including without limitation any and all claims relating to or arising from your employment relationship with the Company, the termination of that relationship, any and all claims for wrongful discharge of employment, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective contract economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, conversion, and disability benefits (“Released Claims”). The Released Claims include but are not limited to all claims and demands arising out of or in any way connected with your employment with the Company or the termination of that employment; claims for damages, penalties, interest, attorneys’ fees, costs or any other relief pursuant to any federal, state or local law, statute or cause of action, including (without limitation) Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Labor Code and regulations promulgated thereunder (except as set forth in Section 5(b) below), the California Business & Professions Code (including, but not limited to, section 17200 thereof), the California Fair Employment and Housing Act, as amended, the California Family Rights Act, and any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; and any tort and/or contract claims, including, but not limited to, any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm.
(b)Excluded claims. The general release of claims in Section 5(a) above excludes, and you do not waive, release or discharge any (i) right to file an administrative charge or complaint with or report possible violations of law to the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Securities and Exchange Commission (SEC), or other governmental administrative agency, or to participate in any agency investigation; (ii) claims under state workers’ compensation or unemployment laws; or (iii) indemnification rights you have against the Company, and/or (iv) any other claims that cannot be waived by law. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
(c)Waiver of California Civil Code Section 1542. You understand that you may later discover claims or facts that may be different from, or in addition to, those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known at the time of signing this Agreement, may have materially affected this Agreement or your decision to enter into it. Nevertheless, you hereby waive any right or claim that might arise as a result of such different or additional claims or facts. You have been fully advised of the contents of section 1542 of the Civil Code of the State of California, and that section and the benefits thereof are hereby expressly waived. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(d)Specific release of ADEA claims. In further consideration of the payments and benefits provided to you by this Agreement, the Releasors hereby unconditionally release and forever discharge the Released Parties from any and all Claims that the Releasors may have as of the date you sign this Agreement arising under the ADEA. By signing this Agreement, you hereby acknowledge and confirm that: (i) in connection with your termination of employment, you have been advised by the Company to consult with an attorney of your choice before signing this Agreement to have the attorney explain the terms and effect of signing this Agreement, including your release of claims under the ADEA; (ii) you were given no less than twenty-one (21) days to consider the terms of the Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (iii) you are providing this release in exchange for consideration in addition to that which you are already entitled; (iv) you understand that you have seven (7) days after the date of signing this Agreement to revoke your acceptance by providing the Company with a written notice of your revocation of the release and waiver contained in this Section to the Company’s General Counsel, at the following address: 100 Cardinal Way, Redwood City, California 94063, before the end of such seven-day period; (v) you understand that this Agreement shall not be effective until this revocation period has expired, which shall be the 8th day after you execute it (the “Effective Date”); (vi) the release contained in this Section does not apply to rights and claims that may arise after the date on which you sign this Agreement and (vii) you knowingly and voluntarily accept the terms of this Agreement.

You further agree that any change to this Agreement, whether material or immaterial, will not restart the 21-day period for you to consider the terms of this Agreement.
6.Reminder and Acknowledgement of Post-termination Confidentiality Obligations.
(a)Acknowledgment. You reaffirm and agree to observe and abide by the terms of your Confidentiality Agreement with the Company. You understand and acknowledge that by virtue of your employment with the Company, you had access to and knowledge of “Proprietary Information” (as that term is defined in Paragraph 2(a) of your Confidentiality Agreement), you were in a position of trust and confidence with the Company, and you benefited from the Company’s goodwill. You understand and acknowledge that the Company invested significant time and expense in developing the Confidential Information and goodwill.
You further understand and acknowledge that the restrictive covenants articulated in your Confidentiality Agreement are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. You further understand and acknowledge that the Company’s ability to reserve these for its exclusive knowledge and use is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if you violate your contractual obligations set forth in your Confidentiality Agreement.
The Parties understand and agree that notwithstanding any other provision in this Agreement, nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other state or federal regulatory authority, regarding Confidential Information that pertains to any allegation of violations of any federal or state laws, rules or regulations.
(b)18 U.S.C. § 1833(b) Notice. The Company hereby provides you with notice that 18 U.S.C. § 1833(b) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this Agreement or in your Confidentiality Agreement, you understand that you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You understand that you also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. You understand and acknowledge that nothing in this Agreement or in your Confidentiality Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(c)Duration of Confidentiality Obligations. You understand and acknowledge that your obligations under your Confidentiality Agreement with regard to any particular Confidential Information continue during and after your employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of your breach of this Agreement or breach by those acting in concert with you or on your behalf.
(d)Non-Interference. You agree and covenant that you will not use the Company’s Confidential Information or trade secrets to directly or indirectly interrupt, disturb or interfere with the relationships of the Company with any client, consultant, investigator or other business partner, or to compete unfairly with the Company.
7.Agreement Not to Sue. You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file, cause to be filed, or otherwise pursue any Released Claims against any of the Released Parties. You agree not to encourage any person, including any current or former Adverum employee or contractor, to file any kind of claim whatsoever against any of the Released Parties.
8.Non-disparagement. You agree and covenant that you shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses or potential products, or any of its employees, officers, directors, partners, and existing and prospective investors and other associated third parties, now or in the future, and agree to refrain from any tortious interference with the contracts and relationships of any of the Released Parties. In addition, the Company agrees not to defame or disparage you in any manner likely to be harmful to your personal or professional reputations; provided that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. This obligation shall only be binding on the Company’s officers and directors, and only during such period of time that they are serving in such capacities.
This Section 8 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You shall promptly provide written notice of any such order to the Company’s General Counsel.

9.No Cooperation. You agree and covenant that you shall not assist, support or in any other way cooperate in the initiation or prosecution of any action or proceeding against the Company, except if compelled to do so by legal process such as a court order, subpoena or written request by an administrative agency or the legislature to testify regarding alleged criminal conduct or alleged sexual harassment. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints against any of the Released Parties, you shall state no more than that you cannot provide counsel or assistance. Nothing in this Section 9 is intended to or shall limit your right to communicate or cooperate with any government agency or to report an alleged violation of law to any government agency. With reference to Section of 162(q) of the Internal Revenue Code of 1986, as amended without limitation, nothing contained in this Agreement shall be interpreted or construed as requiring nondisclosure with respect to any sexual harassment or sexual abuse that may be a subject of the release contained herein.
10.Remedies. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
In the event that a court of competent jurisdiction determines that you have failed to abide by any of the terms of this Agreement or post-termination obligations contained herein, such court may, in addition to any other available remedies, award the Company monetary damages up to an amount equal to any amounts paid to you under the provisions of this Agreement or the Consulting Agreement or terminate any benefits or payments that are later due under this Agreement or the Consulting Agreement, without waiving the releases provided herein.
11.Successors and Assigns.
(a)Assignment by the Employer. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
(b)No Assignment by the Employee. You may not assign this Agreement or any part hereof, it being understood that this Agreement is personal to you. Any purported assignment by you shall be null and void from the initial date of purported assignment. You represent and warrant that you have not assigned or transferred to any person, firm or entity not a party to this Agreement any Released Claims.

12.Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts-of-law principles.
13.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco County, California, conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
14.Entire Agreement. Except as specifically provided herein, this Agreement, including your Confidentiality Agreement and Consulting Agreement, as incorporated into this Agreement, contains all the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. Nothing herein modifies, supersedes, voids or otherwise alters your pre-existing contractual obligations set forth in your Confidentiality Agreement.
15.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and by an authorized executive of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
16.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
17.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic signatures, including signatures using a program such as DocuSign, are acceptable as physical signatures.
19.Nonadmission. You understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by you. Nothing in this Agreement shall be construed as an admission of wrongdoing or any fault or liability on the part of the Company.
20.Notices. All notices under this Agreement must be given in writing and directed to the addresses indicated in this Agreement or any other address designated in writing by either party. All written notices to Adverum Biotechnologies, Inc. must be directed to Adverum’s General Counsel, at the following address: 100 Cardinal Way, Redwood City, California 94063.
21.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
22.Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT AND AGREE TO ABIDE BY IT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

UNDERSTOOD AND AGREED:

Employee

Signature:	/s/ Richard Beckman
Name:	Richard Beckman, M.D.
Date:	2023-05-24 | 12:06:27 PDT

Adverum Biotechnologies, Inc.

By:	Laurent Fischer
Name:	Laurent Fischer, M.D.
Title:	President and CEO

Exhibit A

CONSULTING AGREEMENT